SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 3, 2008

 Zynex, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

8022 Southpark Circle, Suite 100, Littleton, CO	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  (303) 703-4906

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 8.01.  Other Events

Zynex, Inc. declined on October 31, 2008 a settlement offer regarding a refund request by Anthem Blue Cross and Blue Shield (“Anthem”), a major health insurance provider.  The refund claim concerns payments previously made by Anthem for certain medical devices (the “devices”) rented or sold to insureds of Anthem by Zynex from September 1, 2007 through July 31, 2008.  Despite Anthem’s paying claims for such devices, including some that were individually subject to an Anthem review process and resulted in decisions favorable to Zynex, Anthem claimed in a retrospective review that the devices were considered investigational or not medically necessary under a medical policy statement of Wellpoint, Inc. (the parent entity) and therefore not eligible for payment.  As a result, Anthem now claims that it should receive a refund of approximately $1,065,000.  Zynex met with representatives of Anthem for a reconsideration of the claim; however, Anthem continues to assert the claim.  Anthem offered to allow payments over 12 months without interest if Zynex agreed on October 31, 2008 to pay the claimed amount.  However, Zynex has indicated to Anthem that it is appealing the claim to a higher authority at Anthem.  Zynex will consider other options if the appeal is not successful.

Anthem is also indicating that it will not pay current outstanding amounts with respect to such devices, which receivables are estimated to be  approximately $700,000 as of June 30, 2008.  Pending the appeal, Zynex is not recording any revenues from rentals or sales of the devices to Anthem insureds since July 1, 2008.  Other products of Zynex are now provided to Anthem insureds who previously may have been prescribed the devices subject to the claim.

As previously disclosed, Zynex has a line of credit with Marquette Health Care Finance.  This loan facility requires the consent of Marquette for Zynex to make or settle the claim made by Anthem and to reduce or waive any accounts receivable that would otherwise be owed by Anthem.  Marquette may assert that Anthem’s claim constitutes a breach of representations and warranties made to Marquette, which would be an event of default; it may also assert that there has been a material adverse change which would affect Marquette’s obligations to make any advances.  Zynex has commenced discussions with Marquette regarding the claim.  There is, however, no assurance that Zynex will be able to maintain the loan facility in place or obtain the approval of Marquette for any potential future payments to Anthem.

The amounts described above are pre-tax.  Nevertheless, payments that might be made to Anthem as a result of the claim, and any changes to or termination of the Marquette line of credit, could have a material impact on the cash flow and liquidity of Zynex.

Zynex has an agreement (terminable by either party upon advance notice) with Anthem making Zynex part of the Anthem network.  Although less advantageous, Zynex can provide services to Anthem insureds on an out of network basis, if needed.  Neither Anthem nor Zynex has indicated that it will terminate this agreement.

Anthem has been and continues to be one of the largest health insurers in terms of payments to Zynex for the rental and sale of its products.  Zynex continues to provide a variety of its devices to Anthem insureds, including devices which may be used to treat insureds with the same medical conditions as those using devices subject to the claim.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc. (Registrant)

Date: November 3, 2008	By:	/s/ Fritz Allison
Fritz Allison Chief Financial Officer